Exhibit 10.5

EMPLOYEE MATTERS AGREEMENT

BY AND AMONG

CASH AMERICA INTERNATIONAL, INC.,

AND

ENOVA INTERNATIONAL, INC.

Dated as of             , 2012

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is entered into on              2012, by and among Cash America International, Inc., a Texas corporation (“CAI”), and Enova International, Inc., a Delaware corporation (“Enova”).

RECITALS

WHEREAS, CAI owns all of the currently issued and outstanding Enova Common Stock;

WHEREAS, Enova intends to consummate an initial public offering (the “IPO”) of Enova Common Stock;

WHEREAS, upon completion of the IPO, CAI will continue to own a minimum of 80% of the outstanding Enova Common Stock;

WHEREAS, as part of the foregoing, the parties desire to enter into this Agreement to allocate between and among them the assets, liabilities and responsibilities with respect to certain employee compensation, benefits plan and other employee-related matters;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Wherever used in this Agreement, the following terms when used with an initial capital letter will have the meanings indicated below, unless a different meaning is plainly required by the context. The singular will include the plural, unless the context indicates otherwise.

A. “CAI Benefit Plan” means any Plan sponsored, maintained or contributed to by any member of the CAI Group immediately prior to the consummation of the IPO.

B. “CAI Compensation Committee” means the Management Development and Compensation Committee of the Board of Directors of CAI.

C. “CAI Controlled Group” means CAI and any corporation or other entity that is required to be aggregated with CAI under Code Section 414(b) or (c).

D. “CAI Employee” means an active employee or an employee on vacation or on approved leave of absence who, on the IPO Effective Date, is employed by or will be employed by any member of the CAI Group.

E. “CAI Flexible Benefit Plans” means the following plans maintained by a member of the CAI Group with respect to employees: (i) a Code Section 125 cafeteria plan that allows employees to pay certain benefit premiums on a pre-tax basis and (ii) the CAI FSAs.

F. “CAI FSAs” means the following plans maintained by a member of the CAI Group with respect to employees: (i) a dependent care spending account plan, and (ii) a healthcare spending account plan.

G. “CAI Group” means CAI, each current and former direct or indirect subsidiary of CAI, and each Person that becomes a direct or indirect subsidiary of CAI on or after the IPO Effective Date, but excluding any members of the Enova Group.

H. “CAI LTIPs” means the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as Amended, the Cash America International, Inc. 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC and the Cash America International, Inc. 2009 Long-Term Incentive Plan for Primary Innovations, LLC.

I. “CAI Medical Plan” means a Code Section 105 group health plan (within the meaning of Code Section 9832(b), including health, dental and vision benefits) sponsored by CAI.

J. “CAI NSP” means the Cash America International, Inc. Nonqualified Savings Plan, a nonqualified deferred compensation plan providing benefits to a select group of key management or highly compensated employees.

K. “CAI Savings Plan” means the Cash America International, Inc. 401(k) Savings Plan.

L. “CAI SERP” means the Cash America International, Inc. Supplemental Executive Retirement Plan.

M. “CAI Short-Term Incentive Plans” means the Cash America International, Inc. Senior Executive Bonus Plan and the Cash America annual short-term incentive plan for certain employees other than executive officers.

N. “COBRA” means the continuation coverage requirements under Code Section 4980B and Part 6 of Title I of ERISA.

O. “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

P. “Continuing Employee” means an Enova Employee who remains employed by any member of the Enova Group following the IPO Effective Date.

Q. “Coverage Period” means the period from the IPO Effective Date through 11:59 p.m. on the last day of the calendar quarter that ends after the IPO Effective Date. The Coverage Period applicable to the Payroll Services or to any particular CAI Benefit Plan may be amended upon the written agreement of the parties hereto in the manner more particularly described in Section II(D) below with respect to CAI Benefit Plans and the Payroll Services.

R. “Coverage Period Employees” means the Continuing Employees and New Hires.

S. “Dual Coverage Period Employee” means a Coverage Period Employee who is a CAI Employee on the IPO Effective Date and continues to be a CAI Employee after the IPO Effective Date.

T. “Dual Transitioned Employee” means a Transitioned Employee who is a CAI Employee on the IPO Effective Date and continues to be a CAI Employee after the applicable Transition Date.

U. “Enova Benefit Plan” means any Plan to be adopted and maintained by a member of the Enova Group as contemplated in this Agreement.

V. “Enova Common Stock” means Enova’s common stock, par value $0.00001 per share.

W. “Enova Compensation Committee” means the Management Development and Compensation Committee appointed by the Board of Directors of Enova.

X. “Enova Employee” means an active employee or an employee on vacation or paid-time-off or on approved leave of absence who, on the IPO Effective Date, is employed by or will be employed by any member of the Enova Group.

Y. “Enova Employee Premium Amount” means, for each Coverage Period Employee (and their dependents), an amount equal to the actuarial cost of the coverage used to determine the premium amounts payable by a COBRA beneficiary for the same coverages being provided to such Coverage Period Employee, less the amounts of premiums paid to CAI by such Coverage Period Employee.

Z. “Enova Flexible Benefit Plans” means the following plans maintained by Enova or another member of the Enova Group with respect to the Transitioned Employees: (i) a Code Section 125 cafeteria plan that allows employees to pay certain benefit premiums on a pre-tax basis and (ii) the Enova FSAs.

AA. “Enova FSAs” means the following plans maintained by Enova or another member of the Enova Group with respect to the Transitioned Employees: (i) a dependent care spending account plan, and (ii) a health care spending account plan.

BB. “Enova Group” means Enova, its direct and indirect subsidiaries, and each Person that becomes a direct or indirect subsidiary of Enova on or after the IPO Effective Date.

CC. “Enova Medical Plan” means a Code Section 105 group health plan (within the meaning of Code Section 9832(b), including health, dental and vision benefits) maintained by Enova or another member of the Enova Group.

DD. “Enova NSP” means the nonqualified savings plan maintained by Enova to provide benefits to a select group of key management or highly compensated employees.

EE. “Enova Savings Plan” means the Code Section 401(k) plan adopted by Enova or another member of the Enova Group.

FF. “Enova SERP” means the supplemental executive retirement plan maintained by Enova.

GG. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

HH. “Former CAI Employee” means, as of the IPO Effective Date, any individual who, prior to the IPO Effective Date, terminated employment with a member of the CAI Group and did not commence employment with a member of the Enova Group.

II. “Former Enova Employee” means as of the IPO Effective Date, any individual who, prior to the IPO Effective Date, terminated employment with a member of the Enova Group and did not commence employment with a member of the CAI Group.

JJ. “HIPAA” means the preexisting condition and creditable coverage provisions of the Health Insurance Portability and Accountability Act of 1996, as amended from time to time.

KK. “IPO” has the meaning as set forth in the Recitals hereto.

LL. “IPO Effective Date” means the first date on which Enova stock is offered for sale to the public under the IPO.

MM. “LTD” means long-term disability.

NN. “New Hires” means any individuals hired in the normal course of business during the Coverage Period as employees of any member of the Enova Group.

OO. “Payroll Services” means the services to be performed by CAI or any member of the CAI Group pursuant to Article V hereof.

PP. “Performance Unit Award” means a performance unit award granted under a CAI LTIP.

QQ. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

RR. “Plan” means each (i) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) plan that would be an employee benefit plan described in clause (i) of this sentence if it was subject to ERISA, such as foreign plans and plans for directors, (iii) equity bonus, equity ownership, equity option, restricted equity, equity purchase, equity appreciation rights, phantom equity or other equity-based compensation plan or arrangement, (iv) bonus plan or arrangement, incentive award plan or arrangement, deferred compensation agreement or arrangement, change in control or retention plan or arrangement, executive compensation or supplemental income arrangement, personnel policy, vacation or paid-time-off policy, severance pay plan, policy or agreement, consulting agreement or employment agreement, and (v) other employee benefit plan, agreement, arrangement, program, practice or understanding.

SS. “Restricted Stock Unit” means a restricted stock unit award granted under a CAI LTIP.

TT. “Savings Plan Transfer Date” means a date as soon as administratively feasible after the end of the Coverage Period as of which the parties hereto agree to transfer the assets and liabilities of the applicable Transitioned Employees other than Dual Transitioned Employees under the CAI Savings Plan to the Enova Savings Plan.

UU. “Separation Agreement” means the Separation Agreement, of even date herewith, by and among CAI and Enova.

VV. “STD” means short-term disability.

WW. “STI” means short-term incentive plan.

XX. “Transition Date” means the date immediately following the last day of the Coverage Period.

YY. “Transition Services Agreement” means the transition services agreement of even date herewith, by and between CAI and Enova.

ZZ. “Transitioned Employees” means the Coverage Period Employees who remain employed by any member of the Enova Group on the applicable Transition Date.

AAA. “WC Switchover Date” means the date Enova establishes its own workers’ compensation insurance (or comparable program) and begins covering any injuries, illnesses or other conditions that are incurred by any employee or former employee of the Enova Group in the course of employment with any member of the Enova Group, with such date to be mutually agreed upon by the parties hereto in writing; provided, however, such date shall be no earlier than the IPO Effective Date and no later than the last day of the third full calendar month following the date CAI first ceases to own a majority of the outstanding common stock of Enova.

ARTICLE II

GENERAL PRINCIPLES

A. Assumption and Retention of Enova Group Liabilities. Except as specified otherwise in this Agreement or as mutually agreed upon by Enova and CAI from time to time, effective as of the IPO Effective Date, Enova shall, or shall cause one or more members of the Enova Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in accordance with their respective terms, (i) all liabilities of, or relating to Enova Employees and Former Enova Employees with respect to, arising out of, or resulting from future, present or former employment with the Enova Group (including, without limitation, liabilities relating to, arising out of, or resulting from the CAI Benefit Plans for such Enova Employees and Former Enova Employees), and (ii) any other liabilities or obligations expressly assigned to any member of the Enova Group under this Agreement.

B. Assumption and Retention of CAI Group Liabilities. Except as specified otherwise in this Agreement or as mutually agreed upon by CAI and Enova from time to time, effective as of the IPO Effective Date, CAI shall, or shall cause one or more members of the CAI Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in accordance with their respective terms, (i) all liabilities of, or relating to, CAI Employees and Former CAI Employees relating to, arising out of, or resulting from future, present or former employment with the CAI Group (including, without limitation, liabilities relating to, arising out of, or resulting from the CAI Benefit Plans for CAI Employees and Former CAI Employees), and (ii) any other liabilities or obligations expressly assigned to any member of the CAI Group under this Agreement.

C. No Obligation to Maintain Plans. Except as specified otherwise in this Agreement, nothing in this Agreement will preclude the CAI Group or the Enova Group at any time from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any of their respective Plans, any benefit under any such Plan or any trust associated with such a Plan, any insurance policy or funding vehicle related to any such Plan, or any employment or other service arrangement with their respective employees or vendors (to the extent permitted by law).

D. Participation by Enova Group in CAI Benefit Plans following the IPO Effective Date. As of and following the IPO Effective Date, Enova Employees will participate in certain CAI Benefit Plans to the extent and pursuant to the terms specified in this Agreement. Notwithstanding anything in this Agreement to the contrary and unless otherwise prohibited by applicable law or the provisions of any applicable CAI Benefit Plan, the parties acknowledge that Enova may establish one or more Enova Benefit Plans during the Coverage Period, and the Coverage Period Employees (other than

Dual Coverage Period Employees) may cease to participate in the corresponding CAI Benefit Plans prior to the expiration of the Coverage Period, subject to the written agreement of the parties but without the requirement to amend this Agreement. In such event, the Coverage Period applicable to such CAI Benefit Plan shall expire on the date the Coverage Period Employees (other than Dual Coverage Period Employees) cease to participate in such CAI Benefit Plan, and it is expressly agreed that under such a circumstance the Coverage Period for such particular CAI Benefit Plan may expire on a different date than the Coverage Period expires for other CAI Benefit Plans or with respect to the Payroll Services. The parties may also agree in writing that CAI will administer any Enova Benefit Plan that is established during the Coverage Period.

E. Executive Change-in-Control Severance Agreements. On or before the IPO Effective Date, Enova will enter into an executive change-in-control severance and restricted covenant agreement with its President, and that certain First Amended and Restated Executive Change-in-Control Severance Agreement dated January 25, 2012, by and between such individual and CAI will be terminated. On or about the IPO Effective Date, Enova intends to enter into executive change-in-control severance and restrictive covenant agreements with each of its other executive officers and certain key Enova Employees as selected by Enova.

ARTICLE III

BENEFIT PLAN/PARTICIPATION DURING COVERAGE PERIOD

A. Medical Benefits.

(1) Participation. As of the Transition Date, Enova’s participation in the CAI Medical Plan will automatically end, and Enova will begin providing medical coverage under the Enova Medical Plan to (i) all Continuing Employees (other than Dual Transitioned Employees who retain coverage under the CAI Medical Plan) and their dependents (which for purposes of this Agreement includes any beneficiaries receiving coverage as a result of a qualified medical child support order)who are covered under the CAI Medical Plan on the last day of the Coverage Period with respect to all claims incurred on or after the Transition Date, (ii) all Enova Employees, Former Enova Employees (other than Dual Transitioned Employees who choose to retain coverage under the CAI Medical Plan), and their dependents with respect to all claims incurred on or before the last day of the Coverage Period but not paid as of the last day of the Coverage Period and (iii) all Enova Employees hired on or after the Transition Date. For purposes of this Agreement, a group health plan claim will be considered incurred when services are rendered or supplies or medications are provided, and not when the condition arose. (See Section B below regarding health plan coverage of COBRA qualified beneficiaries.)

(2) Operation, Administration and Costs. During the Coverage Period, CAI will be responsible for operating and administering the medical claims for Enova Employees and their spouses and dependents under the CAI Medical Plans. Enova will be responsible for reimbursing CAI an Enova Employee Premium Amount for the costs of operating and administering the medical claims for Coverage Period Employees and their spouses and dependents during such Coverage Period. Beginning on the Transition Date, Enova will be responsible and liable for the payment of all premiums with respect to Coverage Period Employees (other than Dual Transitioned Employees who choose to retain coverage under the CAI Medical Plans) and their spouses and dependents.

B. COBRA and HIPAA.

(1) COBRA During Coverage Period. During the Coverage Period, CAI will be responsible and liable for the COBRA administration under the CAI Medical Plan with respect to Coverage Period Employees, Former Enova Employees and their spouses and dependents who are qualified beneficiaries, including providing the appropriate COBRA notices and providing any coverage required under COBRA with respect to such individuals for any qualifying event (as defined in COBRA) occurring before or during the Coverage Period. Following the end of the Coverage Period, Enova will be responsible for providing (i) appropriate COBRA notices for any qualifying event occurring after such Coverage Period, (ii) making available after the end of such Coverage Period any coverage required under COBRA with respect to the Transitioned Employees (and their qualified beneficiaries) for any qualifying events that occur after the end of such Coverage Period; and (iii) making available after the end of such Coverage Period any coverage required under COBRA with respect to any Coverage Period Employees and any Former Enova Employees (and their spouses and dependents) for any qualifying events that occurred before or during such Coverage Period. Notwithstanding the foregoing, CAI will remain responsible and liable for COBRA administration and coverage under the CAI Medical Plans for Dual Transitioned Employees who choose to remain covered under the CAI Medical Plans following the Transition Date.

(2) HIPAA During Coverage Period. CAI will be responsible for providing a timely certificate of creditable coverage (within the meaning of HIPAA) to each Coverage Period Employee (and covered dependents) for any HIPAA triggering event which occurs during the Coverage Period.

(3) Transition of HIPAA. As of the Transition Date, CAI will be responsible for providing a timely certificate of creditable coverage to each Coverage Period Employee (and covered dependents) with respect to such person’s termination of coverage under the CAI Medical Plan(s). Following the end of the Coverage Period, Enova will be responsible for providing a timely certificate of creditable coverage to each Transitioned Employee (and covered dependents) with respect to such person’s termination of coverage under the Enova Medical Plan(s).

C. Flexible Benefit Plans.

(1) Participation. As of the Transition Date, the Transitioned Employees will participate in, and will have the same coverages and elections under, the Enova Flexible Benefit Plans as in effect under the CAI Flexible Benefit Plans immediately before the Transition Date (which elections will be deemed to apply under the Enova Flexible Benefit Plans).

(2) FSA Plans Operation and Administration. During the Coverage Period, CAI will be responsible for operating and administering the CAI FSAs for the Coverage Period Employees. Any unused balances in the CAI FSA accounts for the Continuing Employees (other than Dual Transitioned Employees who choose to remain covered under the CAI Medical Plans following the IPO Effective Date) will be credited to the Enova FSA accounts within a two-week period following the Transition Date for such Continuing Employees. A blackout period will occur during the fund transfer period.

(3) Cafeteria Plan Operation and Administration. During the Coverage Period, CAI will be responsible for operating and administering the CAI cafeteria plan, which provides for pre-tax payment of employees’ CAI Medical Plan premiums, for the Coverage Period Employees.

D. Savings Plans.

(1) Participation. During the Coverage Period, the Coverage Period Employees will participate in the CAI Savings Plan. CAI will adopt any plan amendments and take all other actions necessary to allow the Coverage Period Employees to participate in the CAI Savings Plan during the Coverage Period. Effective as of the Transition Date, the Transitioned Employees (other than Dual Transitioned Employees) will cease active participation in the CAI Savings Plan. CAI or another member of the CAI Group will take all actions necessary to provide that Coverage Period Employees will receive the matching contributions and other employer contributions that are provided for all other participants in the CAI Savings Plan during the Coverage Period (subject to any cost-sharing or reimbursement arrangements in effect between the parties for such costs during such period). CAI or another member of the CAI Group will take all actions necessary to terminate the designation of all members of the Enova Group as participating companies in the CAI Savings Plan, effective as of the Transition Date.

(2) Contributions. CAI will be responsible and liable for making contributions to the CAI Savings Plan for services provided prior to the Transition Date (subject to any cost-sharing or reimbursement arrangements in effect between the parties for such costs during such period). Except as otherwise payable under the terms of this Agreement, Enova will be responsible and liable for paying to CAI, or reimbursing CAI for, all contributions payable under such plan for the Coverage Period Employees for services provided as an employee of any member of the Enova Group during the Coverage Period. Enova will be responsible and liable for making contributions to the Enova Savings Plan for services provided on and after the Transition Date.

(3) Plan-to-Plan Transfer. On the Savings Plan Transfer Date, CAI will cause the trustee of the CAI Savings Plan to transfer directly to the trustee of the Enova Savings Plan the account balance of each Transitioned Employee under the CAI Savings Plan (other than the account balance of any Dual Transitioned Employee attributable to contributions made under the CAI Savings Plan for services provided as an employee of any member of the CAI Group). Enova will take all steps necessary to cause the Enova Savings Plan and related trust to accept such transfer. Such transfer will comply with all requirements of the Code and ERISA (including, but not limited to, Code Section 414(l), ERISA Section 101(i), and any governmental notification requirements), and will be carried out under procedures mutually agreeable to CAI and Enova.

E. Deferred Compensation Plans.

(1) Participation. During the Coverage Period, the Coverage Period Employees will participate in the CAI NSP, and any existing deferral elections made by Coverage Period Employees under the CAI NSP will remain in effect in accordance with the terms of the CAI NSP. CAI will amend the CAI NSP and take all other actions necessary to allow the Coverage Period Employees to participate in the CAI NSP during the Coverage Period. Effective as of the Transition Date, the Transitioned Employees (other than Dual Transitioned Employees) will cease active participation in the CAI NSP and will instead commence participation in the Enova NSP at the same level of deferral as was in effect under the CAI NSP. CAI or another member of the CAI Group will take all actions necessary to provide that Coverage Period Employees are entitled to matching contributions and other employer contributions under the same terms that such contributions are provided for all other participants in the CAI NSP during the Coverage Period (subject to any cost-sharing or reimbursement arrangements in effect between the parties for such costs during such period). CAI or another member of the CAI Group and each member of the Enova Group will take all actions necessary to terminate participation in the CAI NSP by members of the Enova Group, effective as of the Transition Date.

(2) Contributions. CAI will be responsible and liable for making contributions to the CAI NSP with respect to Coverage Period Employees for services provided prior to the Transition Date (subject to any cost-sharing or reimbursement arrangements in effect between the parties for such costs during such period). Except as otherwise payable under the terms of this Agreement, Enova will be responsible and liable for paying to CAI, or reimbursing CAI for all, contributions payable under such plan for the Coverage Period Employees for services provided as an employee of any member of the Enova Group during the Coverage Period. Enova will be responsible and liable for making contributions to the Enova NSP for services provided on and after the Transition Date.

(3) Plan-to-Plan Transfer. As soon as administratively feasible after the end of the Coverage Period, CAI will cause the rabbi trustee of the CAI NSP to transfer directly to the rabbi trustee of the Enova NSP the assets reflecting the account balance of each Transitioned Employee under the CAI NSP (other than the account balance of any Dual Transitioned Employee attributable to contributions made under the CAI NSP for services provided as an employee of any member of the CAI Group). Enova will take all steps necessary to cause the Enova NSP rabbi trust to accept such transfer. Such transfer will be carried out under procedures mutually agreeable to CAI and Enova. To the extent that assets representing a Transitioned Employee’s benefits under the CAI NSP are transferred as provided herein, the liability and responsibility to pay such benefits will be transferred to the Enova NSP, and Enova shall continue to have the liability for such benefits.

(4) Effect of IPO. CAI and Enova acknowledge that the IPO (i) will not result in a “separation from service” or a “change in control” (as such terms are defined under Code Section 409A and the CAI NSP) for purposes of the CAI NSP or (ii) result in the cancellation of any outstanding deferral election made by an Enova Employee under the CAI NSP.

F. Supplemental Executive Retirement Plans.

(1) Contributions. CAI will not be liable to make any contributions on behalf of Coverage Period Employees to the CAI SERP with respect to any plan year ending after the IPO Effective Date under the CAI SERP (except for contributions on behalf of any Dual Coverage Period Employee for services performed as an employee of a member of the CAI Group). Enova will be responsible and liable for making any contributions for such years under the Enova SERP.

(2) Plan-to-Plan Transfer. As soon as administratively feasible after the end of the Coverage Period, CAI will cause the rabbi trustee of the CAI SERP to transfer directly to the rabbi trustee of the Enova SERP the assets reflecting the account balance of each Transitioned Employee under the CAI SERP (other than the account balance of any Dual Transitioned Employee attributable to contributions made under the CAI SERP for services provided as an employee of any member of the CAI Group). Enova will take all steps necessary to cause the Enova SERP rabbi trust to accept such transfer. Such transfer will be carried out under procedures mutually agreeable to CAI and Enova. To the extent that assets representing a Transitioned Employee’s benefits under the CAI SERP are transferred as provided herein, the liability and responsibility to pay such benefits will be transferred to the Enova SERP, and Enova shall continue to have the liability for such benefits.

(3) Effect of IPO. CAI and Enova acknowledge that the IPO will not result in a “separation from service” or a “change in control” (as such terms are defined under Code Section 409A and the SERP) for purposes of the CAI SERP.

G. Disability Benefits.

(1) Long-Term Disability Benefits. Effective on the Transition Date, Enova will no longer participate in the long-term disability (“LTD”) benefit plan (pay continuance and/or health and welfare benefits, as applicable) maintained by CAI. Enova will enter into a separate LTD plan effective on the Transition Date for Transitioned Employees. LTD benefits for Coverage Period Employees will be paid based on the date of disability. Any Coverage Period Employee who becomes disabled prior to Enova’s LTD plan effective date and becomes eligible for LTD benefits will receive benefits under the CAI LTD plan (subject to any cost-sharing or reimbursement arrangements in effect between the parties for such costs during such period). Any Transitioned Employee who becomes disabled on or after the Transition Date and becomes eligible for LTD benefits will be eligible for LTD benefits under the Enova LTD plan. Such LTD benefits shall be payable in accordance with the terms of the applicable CAI and Enova LTD plans.

(2) Short-Term Disability Benefits. Effective on the Transition Date, Enova will no longer participate in the short-term disability (“STD”) benefit plan (pay continuance and/or health and welfare benefits, as applicable) maintained by CAI. Enova will establish a separate STD plan effective on the Transition Date for Coverage Period Employees and Former Enova Employees who terminated employment on or after the Transition Date. STD benefits for such employees will be paid based on the date of disability. Any such employee who becomes disabled prior to the Transition Date will receive benefits under the CAI STD plan (subject to any cost-sharing or reimbursement arrangements in effect between the parties for such costs during such period and for any period following the Transition Date to the extent a Transitioned Employee’s STD benefits continue to be covered by the CAI STD plan). Any such employee who becomes disabled on or after the Enova STD plan effective date will be eligible for STD benefits under the Enova STD plan. STD benefits shall be payable in accordance with the terms of the applicable CAI and Enova STD plans.

ARTICLE IV

WORKERS’ COMPENSATION LIABILITIES

A. Coverage Prior to WC Switchover Date. From the date hereof through the WC Switchover Date, CAI will, consistent with practices in effect prior to the date hereof, maintain, remain responsible and retain liability for, and administer all workers’ compensation insurance (or comparable programs) and related workers’ compensation claims administration activities as they relate to any employee or former employee of any member of the Enova Group; provided, however, that Enova will reasonably cooperate with, and provide such information to, CAI as needed in order for CAI to perform its obligations under this sentence. During the period between the date hereof and through the WC Switchover Date, CAI will pay the expenses (when due, whether before or after the WC Switchover Date) of the workers’ compensation insurance programs and the administration thereof (including the expense of weekly benefits, medical and rehabilitation expenses, and any other expenses or obligations related to, or payable on account of any injuries, illnesses or other conditions of any employee or former employee of any member of the Enova Group that are incurred before the WC Switchover Date). Enova will reimburse CAI for the costs of, and benefits paid under, CAI’s workers’ compensation program and the administration thereof that are allocable to Enova, with such allocation to be determined in a manner consistent with the cost-sharing allocation and reimbursement arrangements that existed between CAI and Enova for such programs and activities prior to the date hereof or as may otherwise be agreed upon by CAI and Enova.

B. Coverage On and After the WC Switchover Date. On the WC Switchover Date, Enova shall establish its own workers’ compensation insurance program (or comparable program) and all employees and former employees of any member of the Enova Group shall thereupon be covered under Enova’s such program with respect to any injuries, illnesses or other conditions that are incurred in the course of employment with any member of the Enova Group on or after the WC Switchover Date, and CAI shall have no further responsibilities or obligations with respect to workers’ compensation insurance programs or the administration thereof as they relate to injuries, illnesses or other conditions incurred on or after the WC Switchover Date by any employee or former employee of any member of the Enova Group.

ARTICLE V

PAYROLL SERVICES

A. Payroll Processing. During the Coverage Period, CAI will act as a payroll agent with respect to compensation paid to Coverage Period Employees (and for the severance pay for any Former Enova Employees) for services performed for members of the Enova Group. Such amounts will include, without limitation, pay for salary, wages, bonuses, commissions, vacation or paid-time-off, holiday, sick leave and other paid leaves of absence, and any severance or separation pay. CAI will fund any payroll to be paid by members of the Enova Group to Coverage Period Employees during the Coverage Period.

B. Payroll Withholding and Reimbursement During the Coverage Period, all Coverage Period Employees’ payroll withholding elections (such as those related to income taxes, charitable contributions, CAI Savings Plan, CAI NSP, group health and welfare plans, political action committee contributions, etc.) will remain the same, except to the extent a Coverage Period Employee elects (in a manner permitted to employees and plan participants generally) to change any such election. Enova will pay to CAI or reimburse it for the amount paid by CAI with respect to Coverage Period Employees through its payroll system during the Coverage Period (including, but not limited to, payments for compensation, bonuses, FICA taxes (including both employer and employee portions), employment taxes and benefits) to the extent such amounts relate to employment by Enova of the Coverage Period Employees during the Coverage Period.

C. Payroll Transition. During and after the Coverage Period, CAI will make reasonable efforts to assist Enova in the conversion of payroll data for the Coverage Period Employees from the CAI payroll system to the third party payroll administrator selected by Enova to process its payroll effective immediately after the Coverage Period.

D. Employment Tax Deposits and Reporting. CAI or its third party payroll tax services provider will timely remit all employment taxes withheld from the pay of Coverage Period Employees to the applicable U.S. federal, state and local taxing authorities. CAI or its third party payroll tax services provider will be responsible for the preparation and distribution of Forms W-2 and similar forms required by other US taxing jurisdictions for the Coverage Period Employees (and amendments thereto; for example, Forms W-2c) for years ending before the Transition Date. Any year-end tax adjustments related to U.S. payroll for such years will be submitted to and paid by CAI or its third party payroll tax services provider during such year or the immediately following year; and Enova shall reimburse CAI or its third party payroll tax services provider for any such payments. CAI will respond to all questions and inquiries from Enova, U.S. federal, state and local agencies, and other persons regarding payroll and employment data and history relating to the Coverage Period Employees for periods ending before the Transition Date. Enova or its third party payroll service provider will be responsible for withholding and timely remitting of foreign employment taxes for Coverage Period Employees and for employment tax reporting to foreign taxing jurisdictions.

E. Reimbursements by Enova. Enova will reimburse CAI for all amounts paid by CAI with respect to Enova Employees and Former Enova Employees under this article.

ARTICLE VI

EQUITY-BASED AND INCENTIVE COMPENSATION

A. Modification of Awards Granted to Enova Employees under CAI Incentive Plans. Enova Employees will be eligible to participate and receive awards pursuant to the CAI LTIPs during the portion of 2012 that is prior to the IPO Effective Date, subject to the discretion and approval of the CAI Compensation Committee. Outstanding awards granted under any CAI LTIP and held by Enova Employees on the day before the IPO Effective Date may be terminated, adjusted or continue to be administered under the applicable CAI LTIP until CAI ceases to own a majority of the outstanding Enova Common Stock to the extent provided in this Article VI. On the IPO Effective Date, the authority to administer the 2012 CAI STI Terms and Conditions for Enova Employees and for the Enova Division President including the certification of the full year 2012 financial results of Enova and the approval of the 2012 STI pools and individual awards, will be transitioned to the Enova Compensation Committee. After the IPO Effective Date, Enova Employees (other than Dual Coverage Period Employees) will cease to be eligible to receive grants of awards pursuant to the CAI LTIP and cease to be eligible to participate in any of the 2012 STI plans established for CAI Employees and executives that are to be administered by the CAI Compensation Committee.

B. Acceleration of Awards. Prior to the IPO Effective Date, CAI in its discretion may choose to accelerate the vesting and payment, in whole or in part, of any CAI LTIP awards held by an Enova Employee to the extent consistent with the terms of an award or as permitted by the terms of the applicable CAI LTIP, and in accordance with any applicable participant consent requirements of the award or the CAI LTIP, CAI may cancel the unvested portion of any award that is not accelerated.

C. Assumption of Awards. To the extent that any CAI LTIP award (other than any Restricted Stock Unit award) or any STI award held by an Enova Employee (other than a Dual Coverage Period Employee) is not cancelled prior to, or as of, the IPO Effective Date, all liabilities and rights under such award will be assumed by Enova as of the IPO Effective Date. Any determination required to be made by the CAI Compensation Committee under such award will, if made on or after the IPO Effective Date, be made by the Enova Compensation Committee.

D. Restricted Stock Units. Each Restricted Stock Unit award granted under a CAI LTIP and held by a Coverage Period Employee (other than a Dual Coverage Period Employee) that remains outstanding on the IPO Effective Date will continue to be administered under the applicable CAI LTIP after the IPO Effective Date.

E. Performance Unit Awards.

(1) Performance Unit Awards Granted Under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as Amended. The agreements for the Performance Unit Awards that were granted on February 28, 2011 and January 25, 2012 and otherwise would be outstanding and held by Enova Employees as of the IPO Effective Date will be amended to provide that the portion of such outstanding Performance Unit Awards that are scheduled to vest on January 1, 2013 under the Performance Unit Award agreements will instead vest on the day before the IPO Effective Date and the remaining portion of such Performance Units will be cancelled. The value of the vested portion of such Performance Unit Awards will be based on a percentage of

Enova’s year-to-date incremental 2012 EBITDA growth compared to the same period year-to-date 2011 EBITDA. Final award payments will be subject to achievement of certain thresholds and the approval of the CAI Compensation Committee. The amendment to each such award agreement will be effective only if the applicable Enova Employee consents to the amendment and waives the right to receive any future payment under the award agreement.

(2) Unit Awards Granted Under the Cash America International, Inc. 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC. Outstanding Performance Unit awards granted under the Cash America International, Inc. 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC will become fully vested on the IPO Effective Date provided that the Enova Employees holding such outstanding awards consent and waive the right to receive any future payment under such Performance Unit awards. The value of such vested performance units will be determined per the original Cash America International, Inc. 2008 Long Term Incentive plan for Cash America Net Holdings, LLC, subject to the discretion and approval of the CAI Compensation Committee.

(3) Unit Awards Granted Under the Cash America International, Inc. 2009 Long Term Incentive Plan for Primary Innovations, LLC. No amendments will be made to the Cash America International, Inc. 2009 Long Term Incentive Plan for Primary Innovations, LLC as a result of the IPO. Any outstanding unvested Performance Unit awards granted under the Cash America International, Inc. 2009 Long Term Incentive Plan for Primary Innovations, LLC, will be cancelled, effective on the date, if any, on which CAI ceases to own a majority of the outstanding Enova Common Stock.

F. Grants Made on or After the IPO Effective Date. Except as expressly provided above, all grants of long-term incentive or short-term incentive awards made to Enova Employees on or after the IPO Effective Date will be made under the long-term or short-term incentive plans established by Enova.

ARTICLE VII

ADMINISTRATIVE PROVISIONS

A. Administrative Expenses Not Chargeable to a Trust. Effective as of the IPO Effective Date, to the extent not otherwise agreed to in writing by CAI and Enova, and to the extent not charged to a trust established in connection with a Plan, Enova will be responsible, through either direct payment or reimbursement to CAI in accordance with the Transition Services Agreement, for its allocable share of actual expenses, including third party and/or vendor costs and expenses and additional costs and expenses incurred by CAI (subject to the methodology reasonably agreed upon by CAI and Enova), in the administration of (i) the CAI Benefit Plans while employees of any member of the Enova Group participate in such CAI Benefit Plans, and (ii) the Enova Benefit Plans, to the extent CAI procures, prepares, implements and/or administers such Enova Benefit Plans.

B. Sharing of Participant and Plan Information. CAI and Enova will share, or cause to be shared to the extent permitted under applicable law, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the CAI Benefit Plans and the Enova Benefit Plans during the respective periods applicable to such Plans as CAI and Enova may mutually agree. CAI and Enova will cooperate in the performance of nondiscrimination testing applicable to any CAI Benefit Plans and Enova Benefit Plans for periods following the IPO Effective Date during which Enova is a member of the CAI Controlled Group. CAI and Enova and their respective authorized agents will, subject to applicable laws of confidentiality and data protection, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of another party or its agents, to the extent necessary or appropriate for such administration. To the extent required by law, CAI and/or Enova will execute separate confidentiality agreements with respect to such information.

C. Beneficiary Designation. To the extent applicable and subject to third party administrators’ capabilities, all beneficiary designations made by Enova Employees under the CAI Benefit Plans will be transferred to and be in full force and effect under the corresponding Enova Benefit Plans, in accordance with the terms of each such applicable Enova Benefit Plan, until such beneficiary designations are replaced or revoked by the Enova Employee who made the beneficiary designation.

D. Deemed Adoption of Plans. To the extent that this Agreement provides for Coverage Period Employees to participate in any CAI Benefit Plan during any Coverage Period, Enova and other members of the Enova Group will be deemed to have adopted such CAI Benefit Plan as a participating employer during such Coverage Period, and CAI will be deemed to have approved such adoption.

E. Requests for Regulatory Approvals and Opinions. The parties hereto will make such applications to regulatory agencies as may be necessary or appropriate to implement the provisions of this Agreement. The parties hereto will cooperate fully with one another on any issue relating to the transactions contemplated by this Agreement for which CAI and Enova elect to seek a determination letter, private letter ruling or other approval or opinion from a governmental authority or regulatory agency.

F. Fiduciary Matters. CAI and Enova each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and that no party will be deemed to be in violation of this Agreement if such party fails to comply with any provisions hereof based upon such party’s good faith determination that to do so would violate such a fiduciary duty or standard.

G. Administrative Services. CAI will provide certain administrative services to the Enova Group during the period between the IPO Effective Date and the final Transition Date in conjunction with both the CAI Benefit Plans and the Enova Benefit Plans in such manner as CAI and Enova may mutually agree. Enova and the other members of the Enova Group will reimburse CAI for any and all direct and indirect costs associated with such services as agreed to by the parties in the Transition Services Agreement.

ARTICLE VIII

EMPLOYMENT-RELATED MATTERS

A. Personnel Records. Subject to applicable laws on confidentiality and data protection, CAI will deliver to Enova prior to or as soon as administratively feasible following the applicable Transition Date (or such other date as CAI and Enova may agree), personnel records of Enova Employees to the extent such records relate to Enova Employees’ active employment by, leave of absence from, or termination of employment with, the CAI Group.

B. Confidentiality and Proprietary Information. No provision of this Agreement will be deemed to release any individual for any violation of any CAI non-competition guidelines or any agreement or policy pertaining to confidential or proprietary information of any member of the CAI Group, or otherwise relieve any individual of his or her obligations under such non-competition guideline, agreement or policy.

C. No Third-Party Beneficiaries. No provision of this Agreement will be construed to create any right or accelerate entitlement to any compensation or benefit whatsoever on the part of any CAI Employee, Enova Employee, Former CAI Employee, Former Enova Employee or other former, present or future employee of any member of the CAI Group or the Enova Group under any CAI Benefit Plan or Enova Benefit Plan or otherwise.

D. Employment Litigation. The Enova Group will have the sole responsibility for all employment-related claims that exist, or come into existence, on or after the IPO Effective Date relating to, arising out of, or resulting from any individual’s employment with the Enova Group, except that CAI will be responsible for any such claims relating to, arising out of, or resulting from the CAI Benefit Plans to the extent not assumed or retained by the Enova Group hereunder.

ARTICLE IX

GENERAL PROVISIONS

A. Effect if IPO Does Not Occur. If the IPO is terminated pursuant to the Underwriting Agreement, then all actions and events that are, under this Agreement, to be taken or occur effective as of the IPO Effective Date, or otherwise in connection with the IPO, will not be taken or occur except to the extent specifically agreed otherwise by the parties hereto.

B. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, territorial, local, or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such contract or agreement as amended, restated, or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement. The captions, titles, and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section, or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the parties and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee, director or shareholder of CAI or any employee, director or shareholder of Enova) other than the parties.

C. Relationship of Parties. Nothing in this Agreement will be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, the understanding and agreement being that no provision contained herein, and no act of the parties, will be deemed to create any relationship between the parties other than the relationship set forth herein.

D. Guarantees. CAI will cause to be performed and hereby guarantees the performance of any and all actions of each of the members of the CAI Group to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement. Enova will cause to be performed and hereby guarantees the performance of any and all actions of each of the members of the Enova Group to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement.

E. Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or otherwise, will be governed by, and be subject to, the provisions of Article V of the Separation Agreement.

F. Governing Law. To the extent not preempted by applicable federal or foreign law, including, without limitation, ERISA, the Code and applicable securities laws, this Agreement will be governed by, construed and interpreted in accordance with the laws of the State of Texas, irrespective of the choice of law principles of any other state, as to all matters, including matters of validity, construction, effect, performance and remedies.

G. Assignment. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. There are no third party beneficiaries having rights under or with respect to this Agreement. No party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment will be void; provided, however, that any party may assign this Agreement to a successor entity in conjunction with such party’s reincorporation. Notwithstanding the foregoing, each party (or its successive assignees or transferees hereunder) may, without such consent, assign or transfer this Agreement to a Person that succeeds to all or substantially all of its business or assets of such party as long as such Person agrees to accept all of the terms set forth herein.

H. Survivability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest possible extent.

I. Amendment. This Agreement may only be amended by a written agreement executed by all parties hereto.

J. Conflict. In the event of any conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement will control. In the event of any conflict between the provisions of this Agreement and any Plan, the provisions of this Agreement will control.

K. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same agreement. Any signature affixed to this Agreement by a party hereto may be delivered by such party to the other party via electronic or facsimile transmission and any party’s signature affixed to this Agreement that is delivered to the other party via an electronic or facsimile transmission shall be treated as an original signature to this Agreement and will constitute an original counterpart of this Agreement.

L. Authority. Each party represents to the other party that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

M. Waiver. A provision of this Agreement may be waived only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy, or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

N. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile or other generally accepted means of electronic transmission, or mail (with postage prepaid), to the following addresses:

(1)	If to Enova to:

Enova International, Inc.

200 W. Jackson Blvd., Suite 2400

Chicago, IL 60606

Fax No.: (312) 212-1657

Attention: General Counsel

(2)	If to Parent, to:

Cash America International, Inc.

1600 W. 7th Street, 9th Floor

Fort Worth, TX 76102

Fax No.: (817) 570-1647

Attention: General Counsel

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.

[Signatures on following page.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

CASH AMERICA INTERNATIONAL, INC.

By:

Title:

ENOVA INTERNATIONAL, INC.

By:

Title: